U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Fiscal year ended December 31, 2023

Growth Stalk Holdings Corp.
(Exact name of issuer as specified in its charter)

Oklahoma	87-3145742
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

11991 N. Highway 99

Seminole, OK 74868

 (Address, including zip code of principal executive office)

(405) 456-0207

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of Growth Stalk Holdings Corp, an Oklahoma corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in the Growth Stalk Offering Circular filed pursuant to Regulation A.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

As used in this Annual Report, the terms “we”, “us”, “our”, “Growth Stalk”, and the “Company”, means Growth Stalk Holdings Corp.

Management Discussion and Analysis is intended to be read in conjunction with the Company’s financial statements and the integral notes (“Notes”) thereto for the fiscal year ended December 31, 2023.  The following statements may be forward-looking in nature and actual results may differ materially.

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ITEM 1. DESCRIPTION OF BUSINESS

Emerging Growth Company

We have elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201(a)) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

We are an “emerging growth company”, as defined in the JOBS Act, and, for so long as we are an emerging growth company, are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

●	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●

Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

●	Reduced disclosure obligations regarding executive compensation; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may remain an “emerging growth company” until as late as the fiscal year-end following the fifth anniversary of the completion of our IPO, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1.07 billion in annual revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any December 31 or (c) we issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

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BUSINESS

History

The Company was originally incorporated on October 14th, 2021, in the State of Oklahoma under the name “Growth Stalk Holdings Corp”

On March 16, 2022, we acquired 100% of Phenogene LLC, a Wyoming limited liability company, thereby gaining ownership of a cannabis cultivation and processing facility (“CCF”) located in Seminole, Oklahoma. The acquisition price of the property was $600,000. Following the purchase, significant renovations were undertaken, including the complete gutting of the building. We constructed three dedicated rooms within a portion of the warehouse specifically for the cultivation and processing of cannabis.  The costs associated with these improvements, are as follows:

AC Units	$19,916
Doors	$3,795
Electrical	$32,752
Insulation	$463
MISC Small Material	$2,783
Paint Supply	$9,690
Plumbing	$410
Studs	$5,206
Walls	$32,303
TOTAL	$107,317

On March 16, 2022, the Company also acquired 25% of Southbound Sunshine LLC, an Oklahoma limited liability company, and the holder of an Oklahoma medical marijuana grower’s license and an Oklahoma medical marijuana processor’s license.

On March 17, 2022 the Company acquired 99% of Growers Consulting & Supply LLC, a Florida limited liability company which holds assets composed of cultivation equipment. Our wholly owned subsidiary, Phenogene, LLC, owns 1% of Growers Consulting & Supply, LLC; accordingly, the Company effectively owns 100% of Growers Consulting & Supply, LLC.

On January 5, 2023, the Company and Hash RX, LLC, an Oklahoma limited liability company (“Hash RX”), formed Heady House, LLC, an Oklahoma limited liability company, 50% owned by the Company and 50% owned by Hash RX. Heady House, LLC was formed originally to establish an Oklahoma consumption lounge that will engage in the business of food and entertainment. However, the management concluded that the candidate location was not in the Company’s best interests.

Heady House, LLC’s current operation is an apparel company that hosts an e-commerce website for apparel for our brands such as Sonnys and Hash RX.

The Company’s business plan is to be a vertically integrated single state cannabis operator in the state of Oklahoma.

Our subsidiaries are listed below:

Entity	Registered	Holding
Phenogene, LLC	Wyoming	100% owned

Growers Consulting & Supply, LLC	Florida	100% owned

Southbound Sunshine, LLC	Oklahoma	25% owned

Heady House, LLC	Oklahoma	50% owned

Phenogene LLC

Phenogene, LLC (“Phenogene”) owns the CCF located at 11991 N Highway 99, Seminole, OK 74868. The CCF is located on 10 acres which includes a cultivation and processing facility and office building totaling 16,500-sq.ft. It also has an additional 268,070-sq.ft. available for greenhouse cultivation of cannabis. Adequate power has been installed, and phase one of three phases of the commercial cultivation and processing space is complete, which is 4,800-sq.ft. located in the building 1 of the facility. The remaining two phases will include an additional 4,800-sq.ft. building and a 3,000-sq.ft. building, both designated for cultivation. Phenogene leases the CCF to Southbound Sunshine, LLC. Phenogene is 100% owned by the Company. Joseph Babiak, our CEO, is Phenogene’s Chief Executive Officer/employee of Phenogene. Miho Babiak, our secretary, is Phenogene’s administrator/employee.

Growers Consulting and Supply, LLC

Growers Consulting & Supply, LLC (“Growers”) owns cultivation equipment, which is leased to Southbound Sounshine, LLC. The Company owns 99% of Growers and Phenogene owns 1%, which is our wholly owned subsidiary; therefore the Company effectively own 100% of Growers. Our CEO, is Growers ‘s Manager.

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Southbound Sunshine LLC

Southbound Sunshine, LLC (“Southbound”), an indoor cultivation and processing operation in Seminole, Oklahoma, specializes in crafting exotic cannabis flowers and cannabis concentrate. Southbound’s focus is on indoor cannabis grow that cultivates a diverse genetic portfolio, aimed at producing unique trichomes (the resinous glands on cannabis that house cannabinoids and terpenes, crucial for potency and aroma), distinct terpenes (aromatic oils that characterize the scent profile and may influence therapeutic effects), and flavonoids (compounds contributing to the plant’s color, taste, and potential health benefits). Management believes that these specialized cannabinoids, derived from their unique trichomes, terpenes, and flavonoids, will potentially permit premium prices in the cannabis market, above the standard spot market rates.

Southbound’s management recognizes the following contrast between outdoor and indoor grown cannabis in the Oklahoma market. The outdoor grown product, prevalent in the spot market, is perceived as lower in quality compared to the indoor grown variant. Indoor cultivation allows for greater control over environmental factors such as light, temperature, and humidity, leading to a more consistent and high-quality product. This controlled environment often results in indoor grown cannabis flowers having a higher market value. The quality difference is attributed to the enhanced conditions indoor growing offers, resulting in richer cannabinoid and terpene profiles in the plants. (source: https://www.cannabisbenchmarks.com/report-category/united-states/).

Southbound is committed to advanced cultivation techniques, including the Perpetual Harvest method, which involves staggered planting across multiple areas for continuous harvesting. This approach aims to maintain a consistent product supply throughout the year. We are exploring the cultivation of various cannabis strains, focusing on diversity to meet the preferences of a broad customer base. Details about the specific number of strains currently obtained and the process of acquiring different strains are under consideration, aligning with our commitment to innovation and quality in its cultivation practices.

Southbound is also a licensed cannabis processor in Oklahoma. It produces solventless products such as bubble hash (a solvent-free cannabis concentrate that bubbles when exposed to flame and produces a concentrated form of cannabis that is relatively high in THC content, and comes in a variety of colors) and live rosin (a solventless hash oil concentrate that is made in a completely different process than traditional butane hash oils; when cannabis products are frozen after harvest they are considered to be “live”).

The Company owns 25% of Southbound and 75% is owned by our cannabis facility specialist consultant. Our CEO is  Southbound’s Manager.

Heady House, LLC

Heady House, LLC (“Heady House”) is an apparel company that hosts an e-commerce website for apparel for our brands such as Sonnys and Hash RX. Heady House, is 50% owned by the Company. and 50% owned by Hash RX. Our CEO is Heady House’s Manager.

Current Status

The Company is in phase one of the medical cannabis industry developing a commercial grow facility specializing in energy efficient grow methods.

Significant Developments During Fiscal Year Ended December 31, 2023

In 2023, Growth Stalk enlisted the services of a broker dealer to facilitate the acquisition of a ticker symbol from the Financial Industry Regulatory Authority (FINRA) and secure a stock quotation on the OTC Markets Pinks. We are presently quoted on the OTC Markets Pinks as “GSTK”.

In December 2022, Growth Stalk commenced a joint venture with Hash-RX, a premium hash rosin company. By joining forces with Hash-RX, Growth Stalk aims to leverage their expertise and resources to capitalize on the growing demand for high-quality hash rosin products.

In a synergistic collaboration, Hash-RX joined their operations at Phenogene’s state-of-the-art cannabis complex in May 2023. This integration allows for streamlined operations, increased efficiency, and optimized utilization of resources. By consolidating their efforts, Hash-RX and Southbound Sunshine can leverage each other’s strengths and capitalize on the opportunities presented by Phenogene’s CCF. Phenogene also completed the construction of an advanced laboratory at their cannabis complex. This state-of-the-art lab provides the joint venture with cutting-edge capabilities for research, development, and quality control.

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Significant Developments - 2024

In January 2024, Southbound entered into a Beverage Manufacturing Agreement with Blazin Roots, LLC, Washington Limited Liability Company (“Blazin Roots”). The agreement permits us to manufacture and distribute Blazin Roots’ THC Beverage product line under their brand name “Agro Couture”. We have manufactured and distributed the first batch of the Agro Couture THC beverage.

In February 2024, Southbound began our cultivation of cannabis.

Plan of Business

We plan to infuse capital into Phenogene to facilitate the expansion of its state-of-the-art cannabis complex. By expanding the CCF, we aim to accelerate the production and diversify the range of products offered by Southbound.

We will continue to allocate capital to Southbound. This investment will be directed towards product development initiatives and targeted advertising campaigns. By enhancing product offerings and optimizing marketing efforts, we are striving to increase sales for Southbound.

We plan on acquiring a dispensary license. Vertical integration may enhance the overall efficiency and profitability of the operation. By controlling both the manufacturing and retail aspects, we believe that we could streamline the supply chain, ensure quality control, and capture a larger share of the market.

Business and Marketing Strategy

Our primary focus entails funding subsidiary operations involved in the cultivation, manufacturing, and distribution of cannabis. To support our subsidiary operations, we provide them with the necessary capital to expand their businesses and efficiently manage their operations.

In addition, we are actively seeking partnerships with cannabis companies and technologies, aiming to become a vertically integrated, cannabis operation. Our goal is to identify undervalued companies that can benefit from our multi-company structure and the advantages of vertical integration, including the procurement of products in bulk. We will employ a network of social media tactics to build brand recognition and reduce advertising costs.

Competitive Strengths and Weaknesses

With respect to our production capabilities, our competitive strengths and weaknesses are:

Competitive Strengths

Our cultivation technics and efficiencies create opportunity for competitive pricing

Competitive Weaknesses

●	There are many cultivators to compete with

●	we possess limited capital

Intellectual Property

We recognize the substantial value of our intellectual property rights, including future trademarks and our business know-how, which play a vital role in the marketing of our upcoming products. We are committed to establishing, enforcing, and safeguarding these intellectual property rights in accordance with applicable laws and regulations.

We distribute cannabis products by Southbound under the brand name “Sonnys.” This brand will serve as a recognizable and distinctive representation of our products in the marketplace.

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Facilities

Through our wholly owned subsidiary, Phenogene, owns CCF, a cannabis cultivation and processing facility located at 11991 N Highway 99, Seminole, OK 74868.

Licenses Granted

Southbound holds the following licenses:

Commercial Processing License granted on August 29, 2021 and renewed on August 29, 2022 by the Oklahoma Medical Marijuana Authority, which allows us to operate a commercial processing facility. On August 22, 2023, an application to renew the license was submitted and it has been approved.

Commercial Cultivation License granted on August 29, 2021 and renewed on August 29, 2022 by the Oklahoma Medical Marijuana Authority, which allows us to operate a commercial cultivation facility within Oklahoma. On August 28, 2023, an application to renew the license was submitted and currently under review, notwithstanding that we are permitted to operate a cultivation facility during the review period.

Commercial Processing Transportation License granted on August 29, 2021 and renewed on August 29, 2022 by the Oklahoma Medical Marijuana Authority, which allows us to transport products for our commercial processing facility within the State of Oklahoma. On August 22, 2023, an application to renew the license was submitted and it has been approved.

Commercial Cultivation Transportation License granted on August 29, 2021 and renewed on August 29, 2022 by the Oklahoma Medical Marijuana Authority, which allows us to transport products for our commercial processing facility within the State of Oklahoma. On August 28, 2023, an application to renew the license was submitted and currently under review, notwithstanding that we are permitted to transport during the review period.

Certificate of Compliance for processing granted on June 21, 2022 by Seminole County, Oklahoma, which license allows us to operate a processing facility within Seminole County, Oklahoma. On July 5, 2023, the license renewal was granted.

Certificate of Compliance for cultivating granted on March 29, 2022 by Seminole County, Oklahoma, which license allows us to operate a cultivation facility within Seminole County, Oklahoma. On May 8, 2023, the license renewal was granted.

Registration issue date of September 20, 2021 and renewed as of September 2, 2022 with the Oklahoma Bureau of Narcotics and Dangerous Drugs Control, as required by the Oklahoma Medical Marijuana Authority to register with this agency, which permits us to cultivate and process Medical Marijuana. On October 13, 2023, an application to renew the license was submitted and currently under review, notwithstanding that we are permitted to cultivate and process during the review period.

Revenues Generating Plans

Growth Stalk plans to generate revenue through its subsidiaries and partnerships with the following revenue streams:

Southbound Sunshine, LLC Manufacturing Operations

●

Southbound has leveraged its connections with various cultivators and processors to acquire a range of low-cost bulk cannabis products, including BHO Extracts such as Sugar, Badder, Sauce, Diamonds, Tarp Rocks, Brixx, Live Resin and Distillate (BHO Extracts are produced by Butane extraction, commonly known as BHO extraction, is a popular method to separate desirable materials out of cannabis and other plant materials.)  which are then repackaged and marketed under the “Sonnys” brand.

●	Southbound has completed the construction of their new lab that will be operating BHO extractions as soon as Oklahoma State Fire Marshall approval is granted.

•	Southbound has begun the production of the second batch of Agro Couture THC Beverage. Southbound plans to continue the productions and expand flavors.

Southbound Sunshine LLC Cultivation Operations

•	Southbound began cultivation in February, 2024. We expect to have an initial harvest in June 2024 and plans to continue cultivation by utilizing Perpetual Harvest Technique (Perpetual Harvest is used by cannabis growers to generate a more consistent supply of cannabis product via a process known as symbiotic rotation, where the growers maintain plants in all stages of development).

•	The Company is vetting out several cannabis businesses for possible acquisitions, including licensed revenue producing cultivation farms in Oklahoma.

Growth Stalk Holdings Corp Operations:

•

Joint Venture with Hash-RX: We have successfully commenced a joint venture with Hash-RX, a premium Hash Rosin manufacture. This collaboration has expanded our product offerings. We plan on continue to expand product lines.

Consultants

As of December 31, 2023, we have nine independent contractors that are consultants providing the specific services listed below to the Company and its subsidiaries. They are:

Michael Bergmann	Growth Strategist
Alex Burnett	Operations Analyst,
John Gibilin	Heavy Machinery Installation and Implementation
Sandy Kenigsman	Technical Compliance Advisor,
Steven Earley	Cultivation Facility Technician,
Kalin Bellmard	Legal Compliance Advisor,
Billy Kourkoumelis	Public Relations Associate,
Michael Beverly	Business Analyst.
Matthew Cohen	Business Strategist

Pursuant to a Subscription Agreement for Shares of Common Stock, each independent contractor consultant (with exception of Matthew Cohen to whom we issued 100,000 restricted common stock shares valued at $50,000 on February 23, 2023), contracted with us to receive $12,000 to $50,000 of Common Stock in exchange for the specific services listed in above table, no shares of which to date have been issued. Each Consultant has agreed to a lockup on their shares for a 1-year period, which 1 year lockup period is to be followed with a 1 year leak out period limiting the sales volume during each 3-month period to 5% of the total daily trading volume of the Company for the 12-month month period following the lock up period. Additionally, incidental to the services being provided by the Consultant, should the consultant advise the Company of an actual or possible debt or equity financing or a joint venture or other transaction in connection with the offer or sale of securities (the “Transaction) or otherwise undertake actions permissible under applicable federal securities laws that secures such Transaction for the Company, the Company shall not have any obligation whatsoever to compensate the Consultant in the form of stock or other securities or monetary consideration in the form of a bonus or other compensation, or otherwise in connection therewith. In that regard, any proposed compensation to the Consultant shall require the following: (a) review of the proposed transaction and proposed compensation by the Company’s Securities Counsel; (b) unanimous approval by the Company’s Board of Directors; (c) should the Consultant be deemed an Associated Person as defined and provided for under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (“3a4-1), the compensation and the placement activities must be in strict compliance with 3a4-1, and shall not under any circumstances constitute transaction based compensation or compensation in connection with the sale of the issuer’s securities by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities or otherwise constitute unregistered broker activity; and (d) if the Consultant is deemed not to be an Associated Person under 3a4-1, under no conditions shall the Consultant be permitted to engage in activities that are defined as acting in the capacity of a “broker” as any person engaged in the business of effecting transactions in securities for the account of others, including such activities where the Consultant under applicable federal securities laws is engaged in prohibited finder and/or placement activities and/or is or has received transaction based compensation or has contracted to receive such transaction based compensation or any other compensation in connection with such prohibited broker, finder, or placement activities under the federal securities laws.

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Perceived Benefits of THC

THC, short for tetrahydrocannabinol, has gained recognition as a potential alternative treatment option in recent research. The surge in sales of THC products can be attributed to the perceived benefits reported by individuals who have used such products. While it is important to note that our company does not make any claims regarding the effectiveness or potential benefits of THC, the following perceived benefits have been expressed by users of THC products, among others:

•	Stress Relief
•	Pain Management
•	Sleep Aid
•	Anxiety Relief
•	Irritable Bowel Disease
•	Reduced Inflammation

(Source: “7 Benefits of Marijuana, Say Doctors” by Dr. Carrie Lam, MD, FAAMFM, ABAARM, Dr. Kristina Hendija, Dr. Tom Ingegno DACM, MSOM, LAC, published on Eat This, Not That! website)

These reported benefits have contributed to the growing interest in THC products as individuals seek potential relief for various conditions. It is important for individuals to consult with medical professionals and conduct thorough research to make informed decisions regarding their healthcare and the use of THC products.

Federal Government Regulation

On January 4, 2018, United States Attorney General Jefferson B. Sessions, III rescinded a number of federal memoranda that provided guidance regarding marijuana and medical marijuana enforcement. Included in the memos that were rescinded is the Cole Memo, which laid out eight marijuana enforcement priorities for federal prosecutors in light of the fact that a number of states had moved to legalize cannabis. Also withdrawn are federal memoranda providing guidance to banks when dealing with customers whose money may be derived from a cannabis business, as well as a federal memoranda regarding enforcement of federal marijuana laws in Indian Country.

In the Controlled Substances Act, Congress has generally prohibited the cultivation, distribution, and possession of marijuana. 21 U.S.C. § 801 et seq. It has established significant penalties for these crimes. 21 U.S.C. § 841 el seq. These activities also may serve as the basis for the prosecution of other crimes, such as those prohibited by the money laundering statutes, the unlicensed money transmitter statute, and the Bank Secrecy Act. 18 U.S.C. §§ 1956-57, 1960; 31 U.S.C. § 5318. These statutes reflect Congress’s determination that marijuana is a dangerous drug and that marijuana activity is a serious crime.

The Agricultural Improvement Act of 2018 (“the Farm Bill”) legalizes hemp by defining it as an agricultural commodity under federal law. This definition removes the parts of the cannabis plant that make up hemp from scheduling under the Controlled Substances Act of 1970 (under which marijuana remains illegal) and effectively allows hemp to be treated like any other agricultural product would be under federal law. Thus, hemp farmers can legally import and export hemp throughout the United States, and participate in U.S. Department of Agriculture (“USDA”) programs such as low-cost crop insurance.

However, the Farm Bill does put some unique restrictions around hemp cultivation, including empowerment of the USDA to create rules surrounding the industry. The Farm Bill also does not prohibit the enactment of state-level regulations relating to hemp (so long as such regulations comply with federal law), but does limit the level of punishment that can be imposed upon hemp producers, even in the case of negligent violations: “A hemp producer that negligently violates a State plan shall not as a result of that violation be subject to any criminal enforcement action by the Federal Government or any State government.” Section 10113 (p. 431). Thus, under the Farm Bill’s provisions, even negligent violations are subject only to “corrective action,” which means that if a farmer accidentally grows plants that exceed legal THC limits (hemp can only contain 0.3% percent delta-9 tetrahydrocannabinol, or THC, on a dry basis), the farmer would merely need to correct the error. This “corrective action” is certainly an improvement under most states’ “pilot program” regimes. In the past, if a farmer grew plants that exceed THC limits, the whole crop must be burned.

The Farm Bill also prevents states from prohibiting the transportation or shipment of hemp within the U.S. The U.S. Domestic Hemp Production Program was established by the U.S. Department of Agriculture (the “USDA”) through an interim final rule on October 31, 2019. This rule provides the requirements for State and Tribal regulatory plans submitted to USDA for review and approval.

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If a producer has produced cannabis exceeding the acceptable hemp THC level, the material must be disposed of in accordance with the CSA and DEA regulations because such material constitutes marijuana, a schedule I controlled substance. Consequently, the material must be collected for destruction by a person authorized, such as a DEA- registered reverse distributor, or a duly authorized Federal, State, or local law enforcement officer.

A producer who negligently violates a State or Tribal plan three times in a five-year period will be ineligible to produce hemp for a period of five years from the date of the third violation. Negligent violations are not subject to criminal enforcement action by local, Tribal, State, or Federal government authorities.

According the USDA hemp webpage, hemp growers are not subject to the cultivation requirements outlined in the federal interim final rule if a state has an approved regulatory plan or is in the process of developing a regulatory plan. California is in the process of developing a state plan, and thus, California hemp growers are not currently subject to the federal interim rule. However, growers in states that do not have a pending or approved regulatory plan may apply for a USDA hemp production license.

While management is keeping itself apprised of possible changes to these federal laws, including but not limited to possible federal legalization of THC, at present operations in the cannabis industry across state lines remains prohibited. For the foregoing reasons, management has chosen to be a single state operator in the cannabis industry in the state of Oklahoma.

Comparable Company

A comparable company to use is Bloom Dispensaries (“Bloom”), a vertically integrated, singles state cannabis operator in the state of Arizona, which on January 19, 2022 was acquired by Curaleaf Holdings, Inc. (CSE: CURA / OTCQX: CURLF), a leading international provider of cannabis products, as a model business objective and potential exit pathway for its stakeholders

( https://www.sec.gov/Archives/edgar/data/0001756770/000110465922006795/tm224205d1_ex99-1.htm ).Bloom Dispensaries generated revenues of $66 million USD in 2021 with 40% margins, and operates four retail dispensaries and two cultivation and processing facilities that total 63,500 square feet of space. It was acquired for $211 million USD in cash and securities, approximately 3x revenue.

Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information and financial data discussed below is derived from our audited financial statements, herein, for the period from January 1, 2023 to December 31, 2023 or our Fiscal Year 2023. The audited financial statements were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the related notes contained elsewhere in this filing. The financial statements contained elsewhere in this filing fully represent our financial condition and operations; however, they are not indicative of our future performance.

For the 12 months ended December 31, 2023, the financial statements have been prepared by management in accordance with the standards of the Public Company Accounting Oversight Board (United States). For the 12 months ended December 31, 2023, the audited interim financial statements have been prepared by management in accordance with the condensing rules of the United States Securities and Exchange Commission.

Results of Operations

	Years Ended December 31,		Change
($ in thousands)	2023	2022	$	%
Gross Revenue	$583,382	$46,875	$536,507	1145%
Discounts and returns	(45)	(180)	(135)	75%
Net Revenue	583,337	46,695	536,642	1149%
Cost of goods sold	(404,205)	(76,718)	327,487	(427% )
Selling, general and administration	(652,687)	(506,129)	146,558	(29% )
Other income (expenses), net	(20,874)	19,020	39,894	210%
Net loss	$(494,429)	$(517,132)	$(22,703)	4%

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Comparison of the results of operations for the twelve months ended December 31, 2023, compared to the twelve months ended December 31, 2022

The Company had gross revenue during the 12 months ended December 31, 2023 of $583,382 compared with $46,875 for the comparable period of 2022; the revenue increase is related to consolidations.

Cost of goods for the 12 months ended December 31, 2023, amounted to $404,205 compared to $76718 in the comparable period of the prior year. These costs related to growing supplies for cannabis product.

In the 12 months ended December 31, 2023, we incurred selling, general and administrative costs of $652,687 compared to $506,129 in the comparable period of the prior year. This increase relates primarily to an increase in salaries, legal expenses, office supplies and insurance costs and professional fees.

The Company had other expenses during the 12 months ended December 31, 2023, which predominately was interest expense of $10,133 compared to other income of $19,020 for the comparable period of 2022.

LIQUIDITY AND FINANCIAL CONDITION

Liquidity and Capital Resources

On December 31, 2023, we had a working capital deficit of $228,640 which included cash of $21,926. We reported a net loss of $311,163  and our net cash used in operating expenses totaled $652,687.

Cash Flow

For the twelve months ended December 31, 2023, and 2022

●

Net cash flow used in operating activities for the twelve months ended December 31, 2023 reflected a net loss of $494,429  (adjusted for non-controlling interest) adjusted for the add-back of non-cash items consisting depreciation and amortization of $71,727, change operating assets and liabilities consisting of an increase/ decrease in accounts receivable of $(20,132) an increase/decrease  in prepaid expenses of $10,765,  an increase/decrease in other current liabilities of $18,401 and a increase/decrease in accounts payable and accrued expenses of $74,040.

Net cash flow provided by operating activities for the twelve months ended December 31, 2022 reflected a net loss of $517,132 adjusted for the add-back of non-cash items consisting of a increase in accounts receivable of $1,720, an increase/ decrease in accounts payable and accrued expenses of $24, 182.

●	Net cash flow used in investing activities for the twelve months ended December 31, 2023, consisted of $76,516 for the purchases of property and equipment.

●

Net cash provided by financing activities was $394,936 for the twelve months ended December 31, 2023, as compared to net cash used in financing activities of $465,950 for the twelve months ended December 31, 2022. During the twelve months ended December 31, 2023, we received proceeds of $207,936 related to a private placement, along with $107,000 from a third-party loan, and 80,000 received from related party.  During the twelve months ended December 31, 2022, we received proceeds of $441,950 related to debt borrowings.

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Item 3. Directors and Officers

Directors and Executive Officers

The following table lists the names and ages of our executive officers and director. The director(s) will continue to serve until the next annual shareholders meeting, or until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors.

Name	Position Held with Our Company	Age	Year First Elected or Appointed
Joseph Babiak	Chief Executive Officer, President/Chief Financial Officer/Director	44	10/22/21
John Ullrich	Director	75	2/23/2023

Joseph Babiak – CEO/CFO/President Growth Stalk Holdings Corp, Director

From 2021 to the present Mr. Babiak has been CEO of the Company. From 1997 to the present, he has owned and operated financial businesses involving public and private capital raises.

Joseph Babiak filed a Chapter 13 bankruptcy on January 17, 2020 in the Southern District of Florida (Case No. 9:20-BK-10704). In 2012, Joseph Babiak received an assessment from the IRS for $168,000 for the 2006 and 2007 tax years. This was due to an accountant’s error who neglected to include Joseph Babiak’s basis information for the securities he liquidated in those tax years so he was assessed as if he had zero basis in those assets. He attempted to correct the matter with the IRS, however because the tax years at issue were more than 3 years prior, they would not allow him to amend the tax returns in question. Joseph Babiak and his wife filed a Chapter 13 bankruptcy. They have completed the Chapter 13 payment plan as of January 24, 2023 and the bankruptcy discharge was granted as of February 16, 2023. Joseph Babiak has never been convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

John Ullrich – Board of Director

John started his career teaching calculus, biology, physics, and chemistry. He then went on to run CSI Software and Aspen Information Systems. These two successful software companies developed and implemented software to manage health facilities. He now consults on AI, IT, database development, and product marketing for several companies. John was the President/CEO of CSI Software for 10 years and Aspen Information Systems for 21 years. These companies developed software for hospitals, corporations, universities, resorts to name few. Recently he consulted on, AI, IT, database development, and product marketing. Experienced communicator with the DOD, CIA, Ford Motor Company, Coca Cola, Goldman Sachs, Disney, etc.

Director Independence

We are not currently listed on the Nasdaq Stock Market (or any other trading medium), which requires independent directors. In evaluating the independence of our members and the composition of the committees of our board of directors, we utilize the definition of “independence” as that term is defined by applicable listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules. According to the Nasdaq definition, we believe is an independent director because he is not an officer of our company and not a beneficial owner of a material amount of shares of our common stock and has not received compensation from us in excess of the relevant limits. We have determined that are independent.

11

Family Relationships

There are no family relationships between any two or more of our directors or executive officers.

Involvement in Certain Legal Proceedings

None of the following events have occurred during the past ten years and are material to an evaluation of the ability or integrity of any of our directors or officers.

1.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

2.	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

3.

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

4.

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity.

5.

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

6.

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

7.

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

We have adopted a Code of Ethics as of June 26, 2023 as defined by applicable rules of the SEC.

12

Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the Company’s Chief Executive Officer/Chief Financial Officer.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	All other compensation	Total compensation
Joseph Babiak, CEO/CFO/Director	2023	71,400	0	0	0	0	71,400

Grants of Plan-Based Awards.

None.

Outstanding Equity Awards at Fiscal Year End.

None.

Potential Payments upon Termination or Change in Control

We do not have any contract, agreement, plan, or arrangement with its named executive officers that provides for payments to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in our control, or a change in the named executive officer’s responsibilities following a change in control.

Retirement Plans

We do not have any plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement.

Item 4. Security Ownership of Management and Certain Security Holders

PRINCIPAL STOCKHOLDERS

The following tables shows the beneficial ownership of our Common Stock as of December 31, 2023 held by (i) each director; (ii) each executive officer; (iii) all directors and executive officers and (iv) each beneficial owner known to us to be the beneficial owner of more than 5% of any class of our shares.

In the table below, beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common and Preferred Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. We currently have no such options or warrants. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

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The following table sets forth, as of the date of this filing, certain information with respect to the beneficial ownership of our common stock shares, by each stockholder known by us to be the beneficial owner of more than 5% of any class of our securities, and by our current executive officers and directors as a group. The percentage of beneficial voting class shares before and after the offering is calculated by dividing the total outstanding share count of each beneficial owner, into the total of 22,949,617 common stock outstanding as of December 31, 2023.

Name & Address of Beneficial Owner/Officers/Directors	Total Shares Common Stock	Percentage of Outstanding Stock
Officers/Directors
Joseph Babiak	16,250,000	70.807%
John Ullrich	250,000	1.089%
John & Jane Ullrich (Joint Tenant)	26,042	0.113%
Total Officers/Directors	16,526,042	72.010%

Over 5%
Louis Mamo	2,033,334	8.860%
Total Officers/Directors/Over 5%	18,559,376	80.870%

Item 5. Interest of Management and Others in Certain Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of each transaction since our inception of October 14, 2021, and each currently proposed transaction, in which:

●	we have been or are to be a participant;

●	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

●

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

On March 16, 2022, the Company acquired Phenogene LLC., a Wyoming limited liability company that owns a cannabis cultivation and processing facility (“CCF”) located in Seminole, Oklahoma. This property was purchased for $600,000. On March 16, 2022 the Company also acquired 25% of Southbound Sunshine LLC, the holder of an Oklahoma medical marijuana grower’s license and an Oklahoma medical marijuana processor’s license. Both of these targets were acquired from our CEO and Director, Joseph Babiak.

From March 3, 2020 to March 15, 2022, Cathleen Babiak was president of Phenogene, LLC, our wholly owned subsidiary; Cathleeen Babiak is the mother of our Chief Executive Officer, Joseph Babiak.

Steven Early is a member of Southbound Sunshine, LLC. We own 25% of Southbound Sunshine, LLC. Steven Earley is currently our consultant to provide consulting in the area of IT implementation to the Cannabis Facility.

Until December 14, 2021, John Giblin was a member of Southbound Sunshine, LLC. We own 25% of Southbound Sunshine, LLC. John Giblin is currently our consultant to provide consulting in the area of cannabis related machinery.

14

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of: (a) 500,000,000 authorized shares of common stock, $0.0001 par value per share; and (b) 5,000,000 shares Preferred Stock, of which 1 share is designated as Preferred A with a par value of $0.0001; and 1,610,000 are designated as Preferred B with a par value of $0.0001. The remaining authorized preferred stock is undesignated.

As of December 31, 2023, there were 22,949,617 shares of our common stock issued and outstanding, of which 16,970,000 shares held by the sellers of our acquired subsidiaries. For our preferred stock, one (1) share of Series A Preferred Stock issued and outstanding, held by our Chief Executive Officer, Joseph Babiak, and 1,610,000 of our Series B Preferred Stock is held by a single person, which give him a lien on the land underlying our CCF in the amount of $805,000.00 USD.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Oklahoma law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. As of December 31, 2023 our officers and directors own, directly or indirectly, a total of 16,526,042 shares, or approximately 72.010%.

However, our Chief Executive Officer, Joseph Babiak, owns our one (1) issued and outstanding share of Series A Preferred Stock and, thereby, effectively controls all corporate matters relating to our company.

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our common stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not disclosed herein.

Series A Preferred Stock

We are authorized to issue one (1) share of Series A Preferred Stock, which is owned by our CEO Joseph Babiak. The outstanding share of Series A Preferred Stock gives its owner effective voting control of the Company as it entitles the owner to as many votes as our issued and outstanding common stock on all matters submitted to the holders of our common stock and votes together with the holders of our common stock as a single class.

Our Chief Executive Officer, Joseph Babiak, as the owner of the majority of outstanding shares of the Series A Preferred Stock, effectively controls the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Series B Preferred Stock

We are authorized to issue 1,610,000 shares of Series B Preferred Stock, which are all outstanding and issued to one person for an investment that enabled the Company to acquire the land on which the CCF is located. The outstanding shares of Series B Preferred Stock entitles their owner to a dividend equal to 90% of the rents earned by the land, which is charged by the Company to its subsidiary, Phenogene, LLC, for locating its CCF on the land. The holder of the Series B Preferred Stock is also entitled to a lien on the land equal to $805,000.00, which would be owed to said holder upon liquidation or sale of the Company.

Options

None

Convertible Notes

Between January 1, 2023 and December 31, 2023, we issued 4 convertible notes in the total amount of $82,000 at 10% interest per annum and a maturity date of one-year and, 1 convertible note in the total amount of $25,000 at 7% interest per annum with a one-year maturity date. At any time on or after maturity date, the note (principal and accrued interest) is convertible into shares of the Company’s common stock at a 50% discount price to the bid on the day prior to the date of conversion or if it has not yet become a publicly-traded company, the ratio of the outstanding loan balance to the valuation of the Company at 11x of last twelve months trading EBIDTA.

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Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Oklahoma law.

Transfer Agent

We have retained the services of VStock Transfer at 18 Lafayette Place Woodmere NY, 11598 as the transfer agent for our common stock. VStock Transfer’s website is located at: www.vstocktransfer.com. No information found on VStock Transfer’s website is part of this Offering Circular.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding; or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Reports

As a Tier 2, Regulation A filer, we are required to file ongoing reports, including an annual report on form 1-K, and a semi-annual report on form 1-SA

Item 6. Other Information

N/A.

16

Item 7. Financial Statements

17

Report of Independent Registered Public Accounting Firm

 The Board of Directors and Stockholders of

  GROWTH STALK HOLDINGS, CORP.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Growth Stalk Holdings, Corp (the ‘Company’) as of December 31, 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company suffered an accumulated deficit of $1,025,975, net loss of $494,429 and a negative working capital of $228,640. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 1 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. Communication of critical audit matters does not alter in any way our opinion on the financial statements taken as a whole and we are not, by communicating the critical audit matters, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.as of December 31, 2023, we do not have critical audit matter to communicate.

 OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

Lagos, Nigeria

We have served as the Company’s auditor since 2023.

 May 14, 2024

18

GROWTH STALK HOLDINGS, CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022

ASSETS
Current Assets:
Cash	$21,926	$32,337
Accounts receivable	20,912	780
Inventory	31,464	40,537
Prepaid expenses	10,512	21,277
Other current assets	2,123	244
Total current assets	86,937	95,173

Property and equipment, net	838,320	833,532
Total assets	$925,258	$928,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$53,879	$8,534
Accrued expenses	28,714	-
Accrued interest - related party	3,583
Related party payables	104,000	24,000
Line of credit	18,400	-
Convertible notes payable	57,000	-
Convertible notes payable - related party	50,000	-
Total current liabilities	315,577	32,534

Total liabilities	315,577	32,534

Stockholders’ Equity
Preferred stock series A voting; par value of $0.0001, 1 share issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	-	-
Preferred stock series B non-voting; $0.0001 par value; 1,610,000 authorized, issued, and outstanding as of December 31, 2023 and December 31, 2022, respectively	161	161
Common stock; $0.0001 par value; 50,000,000 shares authorized, 22,949,617 and 21,909,617 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	2,295	2,191
Additional paid-in capital	1,933,386	1,725,554
Accumulated deficit	(1,025,975)	(722,827)
Total Stockholders’ equity Growth Stalk	909,867	1,005,079
Noncontrolling interest	(300,187)	(108,908)
Total Stockholders’ Equity	609,680	896,171
Total liabilities and Stockholders’ Equity	$925,258	$928,705

See accompanying notes to unaudited condensed consolidated financial statements.

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 GROWTH STALK HOLDINGS, CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2023	2022

Net revenue	$583,337	$46,695
Cost of goods sold	404,205	76,718
Gross Profit	179,132	(30,023)

Operating expenses
Selling, general and administration	652,687	506,129
Total operating expenses	652,687	506,129

Loss from operations	(473,555)	(536,152)

Other income (expenses), net
Other income	-	39,820
Interest expense	(10,133)	(20,800)
Loss on investment	(10,741)	-
Total non-operating expenses	(20,874)	19,020

Net loss	$(494,429)	$(517,132)
Preferred B Dividend	-	-
Preferred A Dividend	-	-
Net loss attributable to non-controlling interest	(183,266)	(108,908)
Net loss attributable to Growth Stalk stockholders	$(311,163)	$(408,224)

Net income (loss) per share	(0.02)	(0.03)
Weighted-average shares outstanding	13,933,530	13,933,530

20

GROWTH STALK HOLDINGS, CORP

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022.

	Preferred Stock A		Preferred Stock B		Common Stock		Additional Paid-in	Retained Earnings(Accumulated	Non-Controlling	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	Interest	Equity
Balance—December 31, 2021	1	$-	1,610,000	$161	16,970,000	$1,697	$1,232,103	$(314,603)	$-	$919,358
Shares issued for debt conversion					4,939,617	494	493,451	-		493,945
Net loss								(408,224)	(108,908)	(517,132)

Balance—December 31, 2022	1	$-	1,610,000	$161	21,909,617	$2,191	$1,725,554	$(722,827)	$(108,908)	$896,171

Common stock issued related to cash					1,040,000	$104	207,896			208,000
Non-controlling interest								8,015	(8,015)	-
Other							(63)			(63)
Net loss								(311,163)	(183,266)	(494,429)
Balance—December 31, 2023	1	$-	1,610,000	$161	22,949,617	2,295	$1,933,387	$(1,025,975)	$(300,189)	$609,680

21

GROWTH STALK HOLDINGS, CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
	2023	2022

CASH FLOW FROM OPERATING ACTIVITIES
Net loss (net of non-controlling interest)	$(494,429)	$(517,132)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,727	58,461
Bad debt expense - related party		85,132
Changes in operating assets and liabilities:
Accounts receivable	(20,132)	1,720
Interest receivable		(2,671)
Inventory	9,073	(40,537)
Prepaid expenses and other current assets	10,765	(18,777)
Other assets	1,704	(242)
Accounts payable and accrued expenses	74,060	24,182
Other current liabilities	18,401	-
Net cash used by operating activities	(328,831)	(409,864)
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment	(76,516)	(28,494)
Net cash used in investing activities	(76,516)	(28,494)
CASH FLOW FROM FINANCING ACTIVITIES
Related party loans	80,000	24,000
Borrowings on loans	107,000	441,950
Capital contributions pursuant to private placement	207,936	-
Net cash provided by financing activities	394,936	465,950

Change in cash	(10,411)	27,592
Cash—beginning of year	32,337	4,745
Cash—end of year	$21,926	$32,337

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$3,600	$-
Cash paid during the year for income taxes	$-	$-

See accompanying notes to unaudited combined financial statements

22

GOWTH STALK HOLDINGS, CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2023 and 2022

1. NATURE OF OPERATIONS AND GOING CONCERN

Growth Stalk Holdings Corp (the “Company”) is a group of four related entities through ownership and common management (Growth Stalk Holdings Corp; Phenogene LLC; Southbound Sunshine LLC; Growers Consulting & Supply LLC) which was established between July 2019 and October 2021 to assist cannabis companies to access the stock market, benefit from industry resources and provide administrative services, commercial real estate, and infrastructure leasing in the cannabis markets.

The Company operates, and invests in entities for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oklahoma. As of December 31, 2023, the Company has ownership of 3 state issued cannabis licenses including a license for cannabis cultivation, a license for cannabis processing, and a license for delivery.

The financial statements of Growth Stalk Group (which may be referred to as the “Company”, “we”, “us”, or “our”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the twelve months following the date of these consolidated financial statements. The Company has incurred significant operating losses since its inception. As of and for the year ended December 31, 2023, the Company had a net loss $494,429 and an accumulated deficit of $ 1,025,975. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Historically, the Company has raised capital through related party loans, as an interim measure to finance working capital needs and may continue to raise additional capital through the sale of common stock or other securities and obtaining some short-term loans. The Company will be required to continue to do so until its revenues support its operations.

The Company continues to raise capital  through the sale of equity or debt financing; however, there can be assurances the Company will be successful in doing so. There can be no assurance that such additional financing will be available to the Company on acceptable terms or at all.

While the recreational use of cannabis is legal under the laws of certain States, where the Company has and is working towards further finalizing the acquisition of entities or investment in entities that directly produce or sell cannabis, the use and possession of cannabis is illegal under United States Federal Law for any purpose, by way of Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, otherwise known as the Controlled Substances Act of 1970 (the “ACT”). Cannabis is currently included under Schedule 1 of the Act, making it illegal to cultivate, sell or otherwise possess in the United States.

On January 4, 2018, the office of the Attorney General published a memo regarding cannabis enforcement that rescinds directives promulgated under former President Obama that eased federal enforcement. In a January 8, 2018 memo, Jefferson B. Sessions, then Attorney General of the United States, indicated enforcement decisions will be left up to the U.S. Attorney’s in their respective states clearly indicating that the burden is with ”federal prosecutors deciding which cases to prosecute by weighing all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of federal prosecution, and the cumulative impact of particular crimes on the community.” Subsequently, in April 2018, former President Trump promised to support congressional efforts to protect states that have legalized the cultivation, sale and possession of cannabis; however, a bill has not yet been finalized in order to implement legislation that would, in effect, make clear the federal government cannot interfere with states that have voted to legalize cannabis. Further in December 2018, the U.S. Congress passed legislation, which the President signed on December 20, 2018, removing hemp from being included with Cannabis in Schedule I of the Act.

These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. Should the United States Federal Government choose to begin enforcement of the provisions under the “ACT”, the Company through its wholly owned subsidiaries could be prosecuted under the “ACT” and the Company may have to immediately cease operations and/or be liquidated upon its closing of the acquisition or investment in entities that engage directly in the production and or sale of cannabis.

Management believes that the Company has access to capital resources through potential issuances of debt or equity securities. However, if the Company is unable to raise additional capital, it may be required to curtail operations and take additional measures to reduce costs, including reducing its workforce, eliminating outside consultants, and reducing legal fees to conserve its cash in amounts sufficient to sustain operations and meet its obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

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2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP” or “U.S. GAAP”). The Company adopted the calendar year as its basis for reporting for the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, and expenses. The most significant estimates included in these consolidated financial statements are those associated with the assumptions used to value equity instruments, valuation of its long-lived assets for impairment testing. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable given the circumstances that exist at the time the financial statements are prepared. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.

Cash and Cash Equivalents

Cash and cash equivalents include all cash in banks. The Company’s cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2023, and December 31, 2022, the Company’s cash and cash equivalents did not exceeded FDIC insured limits.

Reclassifications

Certain amounts in the Company’s consolidated financial statements for prior periods have been reclassified to conform to the current period presentation. These reclassifications have not changed the results of operations of prior periods.

Principles of Consolidation

The Company’s policy is to consolidate all entities that it controls by ownership of a majority of the outstanding voting stock. In addition, the Company consolidates entities that meet the definition of a variable interest entity (“VIE”) for which it is the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. For consolidated entities that are less than wholly owned, the third party’s holding of equity interest is presented as noncontrolling interests in the Company’s Consolidated Balance Sheets and Consolidated Statements of Changes in Stockholders’ Equity. The portion of net loss attributable to the noncontrolling interests is presented as net loss attributable to noncontrolling interests in the Company’s Consolidated Statements of Operations.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is recorded at net realizable value or the amount that the Company expects to collect on gross customer trade receivables. The Company estimates losses on receivables based on known troubled accounts and historical experience of losses incurred. Receivables are considered impaired and written-off when it is probable that all contractual payments due will not be collected in accordance with the terms of the agreement. As of December 31, 2023, and December 31, 2022, the Company determined that no reserve was necessary.

Property and Equipment

Property and equipment is stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

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Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for property and equipment are as follows:

Category	Useful Life
Buildings and improvements	20 years
Leasehold improvements	The lesser of 15 years or the remaining term of the lease
Vehicles	4 – 5 years
Machinery and equipment	3 – 6 years

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company looks for indicators of a triggering event for asset impairment and pays special attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Warrant Liability

The Company accounts for certain common stock warrants outstanding as a liability at fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s consolidated statements of operations. The fair value of the warrants issued by the Company has been estimated using a Black Scholes model.

Embedded Conversion Features

The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the statement of operations. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid-in capital) and amortized to interest expense over the life of the debt.

Income Taxes

Growth Stalk Group is comprised by four different entities.

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes”. The Company files a consolidated United States federal income tax return. The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

In December 2017, the Tax Cuts and Jobs Act (TCJA or the Act) was enacted, which significantly changes U.S. tax law. In accordance with ASC 740, “Income Taxes”, the Company is required to account for the new requirements in the period that includes the date of enactment. The Act reduced the overall corporate income tax rate to 21.0%, created a territorial tax system (with a one-time mandatory transition tax on previously deferred foreign earnings), broadened the tax base and allowed for the immediate capital expensing of certain qualified property.

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Prior to December 2022, Phenogene LLC, Southbound Sunshine LLC and Growers Consulting & Supply LLC were taxed as a Limited Liability Company (LLC). Under these provisions, these entities do not pay federal corporate income taxes on its taxable income. Instead, the shareholders were liable for individual federal and state income taxes on their respective shares of the entity’s taxable income. The entities have filed all its tax returns from inception through December 31, 2022, as an LLC. As of the date of these financial statements the Company is not yet subject to tax examination by the Internal Revenue Service or state regulatory agencies.

For the period ended December 31, 2023, Growth Stalk Holdings Corporation changed its tax status from that of an LLC taxed as a partnership to a C corporation for income tax purposes. Subsequent to this change in tax status, the Company now accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The entity records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The entity records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the entity recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority. The entity recognizes interest and/or penalties related to unrecognized tax benefits as a component of income tax expense. As of the date of the conversion and December 31, 2023, the Company recognized a 100% valuation allowance on all net deferred tax assets of the combined entities.

Inventory

Inventory is stated at the lower of cost or net realizable value using the FIFO method. Inventory is replaced periodically to maintain the optimum stock on hand available for immediate shipment. The Company assesses whether an inventory reserve is necessary at the end of each fiscal period. For the years ended December 31, 2023 and 2022 no inventory reserve was deemed necessary.

Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (Topic 606), the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue for the Company’s product sales has not been adjusted for the effects of a financing component as the Company expects, at contract inception, that the period between when the Company’s transfers control of the product and when the Company receives payment will be one year or less. Product shipping and handling costs are included in cost of product sales.

The following policies reflect specific criteria for the various revenue streams of the Company:

Cannabis Dispensary, Cultivation and Production

Revenue is recognized upon transfer of retail merchandise to the customer upon sale transaction, at which time its performance obligation is complete. Revenue is recognized upon delivery of product to the wholesale customer, at which time the Company’s performance obligation is complete. Terms are generally between cash on delivery to 30 days for the Company’s wholesale customers.

The Company’s sales environment is somewhat unique, in that once the product is sold to the customer (retail) or delivered (wholesale) there are essentially no returns allowed or warranty available to the customer under the various state laws.

Delivery

1)	Identify the contract with a customer

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The Company sells retail products directly to customers. In these sales there is no formal contract with the customer. These sales have commercial substance and there are no issues with collectability as the customer pays the cost of the goods at the time of purchase or delivery.

2)	Identify the performance obligations in the contract

The Company sells its products directly to consumers. In this case these sales represent a performance obligation with the sales and any necessary deliveries of those products.

3)	Determine the transaction price

The sales that are done directly to the customer have no variable consideration or financing component. The transaction price is the cost that those goods are being sold for plus any additional delivery costs.

4)	Allocate the transaction price to performance obligations in the contract

For the goods that the Company sells directly to customers, the transaction price is allocated between the cost of the goods and any delivery fees that may be incurred to deliver to the customer.

5)	Recognize revenue when or as the Company satisfies a performance obligation

For the sales of the Company’s own goods the performance obligation is complete once the customer has received the product.

Advertising and Promotion

The Company follows the policy of charging the cost of advertising to expense as incurred. Advertising expense was $29,511 and $6,779 for the years ended December 31, 2023, and 2022, respectively, which is included in selling, general and administrative expense.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of such instruments).

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1—Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2—Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3—Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Stock-based Compensation

The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award. Stock options issued under the Company’s long-term incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of grant. These options generally vest on the grant date or over a one-year period.

The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment.

Expected Term - The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding based on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility - The Company computes stock price volatility over expected terms based on its historical common stock trading prices.

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Risk-Free Interest Rate - The Company bases the risk-free interest rate on the implied yield available on U. S. Treasury zero-coupon issues with an equivalent remaining term.

Expected Dividend - The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Recently Issued and Adopted Accounting Pronouncements

In February 2019, FASB issued ASU No. 2019-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for non-public entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted As of December 31, 2023, no financial impact was recorded.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. The standard implementation did not have a material impact.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity, and also improves and amends the related EPS guidance for both Subtopics. The ASU will be effective for annual reporting periods beginning after December 15, 2021 and interim periods within those annual periods and early adoption is permitted. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

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3. PROPERTY AND EQUIPMENT

As of December 31, 2023, and December 31, 2022, property and equipment consist of:

	December 31, 2023	December 31, 2022
Buildings	$600,000	$600,000
Buildings Improvements	106,516	102,401
Computers	1,600	-
Furniture and Fixtures	44,320	-
Equipment	202,836	176,356
Leasehold	3,252	3,252
Vehicles	67,860	67,860
Property and Equipment, at Cost	1,026,384	949,869
Accumulated depreciation	(188,064)	(116,338)
Property and Equipment, Net	$838,320	$833,532

Depreciation expenses were approximately $71,727 and $58,461 for the years ended December 31, 2023, and 2022, respectively. Depreciation expense is included in general and administrative expenses.

4. CONSOLIDATED ASSET ACQUISITIONS

Acquisition of Phenogene, LLC

Growth Stalk Holdings Corp completed a Share Acquisition Agreement with Phenogene, LLC, a Wyoming Limited Liability Company (“Phenogene”) on March 16, 2022 that owns a cannabis cultivation facility in Seminole, Oklahoma, providing for the Seller in the transaction, Joseph Babiak, selling 100% of Phenogene’s membership units to us in return for our payment of 12,750,000 Common Stock Shares to the Seller, Joseph Babiak (the “Phenogene Acquisition”). At the time of the March 16, 2022 Phenogene acquisition, Joseph Babiak was (and continues to be) our Chief Executive Officer/Majority Shareholder and the then owner of 100% of Phenogene’s membership units; accordingly, the Phenogene Acquisition is a related party transaction. Business acquisition accounting including fair value accounting does not apply.

Acquisition of Southbound Sunshine, LLC

Growth Stalk Holdings Corp completed a  Share Acquisition Agreement with Growers Consulting & Supply, a Florida Limited Liability Company (“Growers”), on March 17, 2022 a startup operation that owns cannabis cultivation equipment, providing for the Seller in the transaction, David DiCiocco, selling 99 % of the membership units of Growers to us in return for our payment of 720,000 shares of the Company to the Seller, David DiCiocco (the “Growers Acquisition”). Growers’ operating agreement states the level in which decisions are made. At the acquisition date, the Seller, David DiCiocco held the Growers’ membership units, and Joseph Babiak, the major shareholder and control person of the buyer, Growth Stalk Holdings Corp, was (and continue to be) a CEO of Growers and his wife, Miho Babiak, the secretary of Growth Stalk Holdings Corp was (and continue to be) an administrator and manages accounting of Growers. Business acquisition accounting including fair value accounting does not apply. The Acquisition was under common control and was accounted for as a related party transaction. The entity was consolidated under variable interest entity accounting.

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Acquisition of Growers Consulting and Supply, LLC

Growth Stalk Holdings Corp completed a  Share Acquisition Agreement with Growers Consulting & Supply, a Florida Limited Liability Company (“Growers”), on March 17, 2022 a startup operation that owns cannabis cultivation equipment, providing for the Seller in the transaction, David DiCiocco, selling 99 % of the membership units of Growers to us in return for our payment of 720,000 shares of the Company to the Seller, David DiCiocco (the “Growers Acquisition”). Growers’ operating agreement states the level in which decisions are made. At the acquisition date, the Seller, David DiCiocco held the Growers’ membership units, and Joseph Babiak, the major shareholder and control person of the buyer, Growth Stalk Holdings Corp, was (and continue to be) a CEO of Growers and his wife, Miho Babiak, the secretary of Growth Stalk Holdings Corp was (and continue to be) an administrator and manages accounting of Growers. Business acquisition accounting including fair value accounting does not apply. The Acquisition was under common control and was accounted for as a related party transaction. The entity was consolidated under variable interest entity accounting.

Acquisition of Heady House, LLC

On January 5, 2023, Growth Stalk Holdings Corp entered into a joint venture with  an Oklahoma Limited Liability Company,  Heady House, LLC (“Heady House”).  The joint venture  is a company that hosts an e-commerce website for apparel for the Company’s  brands.  Heady House, is 50% owned by Growth Stalk Holdings Corp and 50% owned by Hash RX, LLC.  The Company’s Chief Executive Officer along with the Company’s staff and manager of Heady House make up the infrastructure of the joint venture. The consideration of the Company’s 50% ownership interest was $10,000, which was tendered as an investment. The entity was consolidated under variable interest entity accounting.

5. CAPITALIZATION AND EQUITY TRANSACTIONS

Stockholders’ Equity

Preferred shares

Growth Stalk Holdings Corp is authorized to issue 5,000,000 shares of Preferred Stock, of which 1 share is designated as Preferred A with a par value of $0.0001; and 1,610,000 are designated as Preferred B with a par value of $0.0001. The remaining authorized preferred stock is undesignated.

The Company issued 1 share of Preferred A Stock. This one share represents the converted membership interest in Growth Stalk Holdings, LLC.

During the year ended December 31, 2021, the Company issued 1,610,000 shares of preferred, non-voting, series B shares with a par value of $0.0001for $805,000 in cash.    The preferred B shares have dividend rights (90% of the rents) and a lien to enforce liquidation preference up to $805,000 including but not limited the right to retake the property located at 11991 N. Highway 99, Seminole Oklahoma.

Common shares

Growth Stalk Holdings Corp. is authorized to issue 500,000,000 shares of common shares with a par value of $0.0001

At the inception of Growth Stalk Holdings, Corp., the founders of the Company issued 16,970,000 shares as founders shares for the acquisition of the related party Company’s. These shares were issued to the founders at $0 value.

During the year ended December 31, 2022, the Company issued a total of 4,939,617 common shares for the conversion of notes payable and accrued interest in the amount of $493,945.

During the period ended June 30, 2023, 1,040,000 common shares have been issued for cash receipts totaling $208,000.

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6. DEBT

Convertible Notes Payable

As of December 31, 2023, the Company had convertible debt outstanding of $107,000.

Between 7% and 10% imputed interest of $1,558 was recorded. Since there is a 12-month maturity date set, the notes were classified as

Opening Balance	$-
Borrowings	$82,000	Growth Stalk
Interest Rate	10%
Term	1 year
Repayments	-
Ending balance, December 31, 2023	$82,000

Borrowings	$25,000	Phenogene
Interest Rate	7%
Term	1 year
Repayments	-
Ending balance, December 31, 2023	$25,000

Total ending balance, December 31, 2023	$107,000

During the years ended December 31, 2023 and 2022, the Company issued convertible notes with the aggregate loan proceeds of $107,000 and $0 respectively. The notes have a one-year term and an interest rate of 10% per annum. The notes are convertible at the time the Company becomes publicly traded at a discounted rate of 50% of the closing bid price on the day immediately prior to conversion. As the notes were not convertible at issuance, no derivative accounting was applied. During the year ended December 31, 2022, the Company settled 100% of principal and accrued interest in the amount of $472,950 and $20,995, respectively, with the holders at a price of $0.10 per share. As the Company is not yet publicly traded and has not sold any shares to unrelated parties directly, the settlement of the notes for $0.10 per share is the best evidence of fair value and therefore, no additional gain or loss was recorded upon conversion of the notes.

The Company recorded interest expense of $6,550 and $20,800 for the years ended December 31, 2023 and 2022, respectively.

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7. RELATED PARTIES

 The below table summarized related party receivables and payables as of December 31, 2023, and December 31, 2022.

	December 31, 2023	December 31, 2022
Related party note receivables:
Related party	$-	$-

Related party payables:
Related party - current portion	$104,000	$24,000
Related party - long term	-	-
	$104,000	$24,000

 The Company entered into a non-interest bearing related party loans during the years ended December 31, 2023 and 2022 in the amounts of $104,000 and $24,000 with a one year term.

8. COMMITMENTS AND CONTINGENCIES

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Leases

The Company executed a real property lease on June 14, 2022, with a monthly base rent of $15,000, in Seminole, Oklahoma.  The lease was renewed and has an option to renew the lease for one subsequent year at a 5% increase in the base rent.

The Company executed a real property sub-lease on May 1, 2023, with a monthly base rent of $1,700 in Seminole, Oklahoma. The lease has one year term.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2023, and December 31, 2022, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

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9. NON-CONTROLLING INTEREST

Non-controlling interest in consolidated entity is as follows:

As of December 31, 2022
	NCI Equity Share	Net Loss Attributable to NCI	NCI in Consolidated Entities	Non-Controlling Ownership %
Southbound Sunshine, LLC	$-	$(108,908)	$(108,908)	75.0%

As of December 31, 2023
	NCI Equity Share	Net Loss Attributable to NCI	NCI in Consolidated Entities	Non-Controlling Ownership %
Southbound Sunshine, LLC	$(108,908)	$(176,333)	$(285,241)	75.0%
Heady House	$-	$(6,932)	$(14,945)	50.0%

10. SUBSEQUENT EVENTS

Subsequent to December 31, 2023, the Company recorded a loan in the amount of $5,000 from a related party at 8% interest with a one-year maturity date.

Subsequent to December 31, 2023, the Company’s CEO loaned the Company $11,300 with a one-year term. The loan bears no interest.

February, 2024 Southbound Sunshine, LLC entered into a Beverage Manufacturing Agreement with a thirdparty Washington Limited Liability Company. The agreement permits us to manufacture and distribute THC Beverages under their proprietary brand.

February, 2024, the Company procured a mortgage promissory note for $50,000 at 8% interest rate and a maturity date of July 05, 2029. The total note amount including interest is $51,494. As of the date of this filing, the note balance is $49,575.

February, 2024, the Company executed a line of credit for $50,000 at 8.5% interest with a maturity date of February 05, 2025. As of the date of this filing, the Company utilized $25,000 for working capital.

April 2024, the Company issued 133,750 common shares for the conversion of notes payable and accrued interest in the amount of $26,750.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe the information contained within this Form 1-K is true and correct to the best of its knowledge and belief, and has duly signed this Form 1-K in Seminole, Oklahoma on May 14, 2024.

GROWTH STALK HOLDINGS CORP INC.

By:	/s/ Joseph Babiak
Joseph Babiak
Chief Executive Officer/Chief Financial
Officer

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Babiak	Chief Executive Officer/Chief Financial Officer/Director	May 14, 2024

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